SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2009

Charter Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

000-27927	43-1857213
(Commission File Number)	(I.R.S. Employer Identification Number)

12405 Powerscourt Drive
St. Louis, Missouri 63131
(Address of principal executive offices including zip code)

(314) 965-0555
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM7.01. REGULATION FD DISCLOSURE

CHARTER SETS EMERGENCE DATE EQUITY VALUE

As required by its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), Charter Communications, Inc. announced today its Emergence Date Equity Value of $2.2 billion as of November 30, 2009, the effective date of Charter’s Joint Plan of Reorganization (the “Joint Plan”).  The Emergence Date Equity Value does not necessarily reflect the actual value of  Charter’s common stock nor does it reflect the value of Charter's common stock for purposes of Section 382(e) of the Internal Revenue Code of 1986, as amended (the "Code").  The Certificate of Incorporation defines the Emergence Date Equity Value as Charter’s equity value on the date on which Charter emerged from chapter 11 bankruptcy protection (the “Emergence Date”), which equity value Charter shall announce via a press release and the filing of a Current Report on Form 8-K with the Securities and Exchange Commission no later than thirty (30) days after the Emergence Date.  Such equity value shall be determined by Charter in good faith based on the valuation of Charter’s total enterprise as determined and approved in connection with the Joint Plan.   The Certificate of Incorporation provides that in the event that both (1) the equity value of Charter (generally based on the volume-weighted average trading price for the previous 20 trading days) has decreased by at least 35% from the Emergence Date Equity Value and (2) an owner shift of at least 25 percentage points has occurred during the relevant testing period with respect to Charter’s equity for purposes of Section 382 of the Code, and the Treasury regulations thereunder, then Charter may impose restrictions on the trading of Charter’s common stock.  The restrictions would be aimed at protecting against potential limitations on Charter’s ability to utilize net operating loss carryforwards to reduce potential future federal income tax obligations.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

The following exhibits are filed pursuant to Item 7.01:

Exhibit No.	Description
99.1	Press Release dated December 30, 2009. *

* filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Charter Communications, Inc. has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

                               CHARTER COMMUNICATIONS, INC.
                               Registrant

Dated: December 30, 2009

By:/s/ Richard R. Dykhouse Name: Richard R. Dykhouse Title: Vice President, Associate General Counsel and Corporate Secretary

EXHIBIT

Exhibit No.	Description
99.1	Press Release dated December 30, 2009. *

* filed herewith